EXHIBIT 99.1

                                             INVESTOR RELATIONS CONTACT:
                                             Blair W. Lambert
                                             Tel: 415-278-7933
                                             investor_relations@gymboree.com


                                             MEDIA RELATIONS CONTACT:
                                             Jamie Falkowski
                                             Tel: 415-278-7942
                                             media_relations@gymboree.com

                THE GYMBOREE CORPORATION REPORTS SEPTEMBER SALES
                     ANNOUNCES PLANNED CLOSURE OF JANEVILLE

San Francisco, Calif., October 5, 2006 - The Gymboree Corporation (NASDAQ: GYMB) reported net sales from retail operations for the five-week period ended September 30, 2006 of $84.1 million, an increase of 25% compared to net sales from retail operations of $67.3 million for the same five-week period last year. Comparable store sales for the five-week period increased 20% compared to a 10% increase in comparable store sales for the same period last year.

The Company continues to expect a low double digit comparable store sales increase for the third fiscal quarter of 2006.

The Company also announced the closure of its Janeville division. All 17 store locations are planned to be closed by the end of the current fiscal year. The Company expects to take a third quarter pre-tax charge of approximately $8 million or $0.16 per diluted share due to the closure of the division. In addition, in the fourth quarter, the Company expects to incur approximately $6 million of additional pre-tax charges and reduced gross margin, or $0.11 per diluted share, arising from Janeville's closure.

"We are committed to providing sustainable long-term growth for our shareholders," said Matthew McCauley, Chairman and Chief Executive Officer. "The decision to close Janeville allows us to focus our efforts on developing new opportunities that are more in line with our core competencies in the children's category."

Excluding the charges and lost gross margin related to the closure of the Janeville division, the Company continues to expect earnings per diluted share for the third fiscal quarter and full year 2006 to be in the range of $0.53 to $0.55 and $1.67 to $1.70, respectively.

Including costs associated with the closure of the Janeville division, the Company now anticipates earnings for the third fiscal quarter of 2006 to be in the range of $0.37 to $0.39 per diluted share, reflecting a $0.16 Janeville-related charge. For the full fiscal year, the Company expects earnings in the range of $1.40 to $1.43 per diluted share, including $0.27 of costs and lower gross margin associated with the closure of Janeville.

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MANAGEMENT PRESENTATIONS

For more information about September sales, the closure of Janeville and our plans for the future, please listen to The Gymboree Corporation's monthly sales recording by calling the Company's Investor Relations Hotline at 415-278-7933. The recording will be available Thursday, October 5 at 7:55 a.m. ET through Wednesday, October 11 at 11:59 p.m. PT.

ABOUT THE GYMBOREE CORPORATION

The Gymboree Corporation's specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of September 30, 2006, the Company operated a total of 698 stores: 574 Gymboree(R) retail stores (546 in the United States and 28 in Canada), 34 Gymboree Outlet stores, 73 Janie and Jack(R) retail shops and 17 Janeville(R) stores in the United States. The Company also operates online stores at www.gymboree.com and www.janieandjack.com, and offers directed parent-child developmental play programs at 545 franchised and company-operated centers in the United States and 26 other countries.

FORWARD-LOOKING STATEMENTS

The foregoing sales figures for the five-week period ended September 30, 2006, as well as expected charges relating to the closure of the Janeville division, are un-audited and subject to quarter-end and year-end adjustment, and could differ materially from the financial information indicated. The foregoing paragraphs contain forward-looking statements relating to anticipated sales growth and future financial performance and costs related to the closing of the Janeville division. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, unanticipated costs actually incurred in connection with the closure of the Janeville division, general economic conditions, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended January 28, 2006. These forward-looking statements reflect The Gymboree Corporation's expectations as of October 5, 2006. The Gymboree Corporation undertakes no obligation to update the information provided herein.

Gymboree, Janie and Jack, and Janeville are registered trademarks of The Gymboree Corporation.

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